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Exhibit (b)

CONFIDENTIAL

October 5, 2003

Mercury Man Holdings Corporation c/o
Leonard Green & Partners, L.P.
11111 Santa Monica Boulevard
Suite 2000
Los Angeles, California 90025

Attention: Peter Nolan, John Baumer and Tim Flynn

  Re:
  $300,000,000 Credit Facilities for Project Lily Commitment Letter

Ladies and Gentlemen:

        You have advised us that Leonard Green & Partners, L.P., certain of its affiliates and other investors reasonably satisfactory to us (the "Equity Investors") have formed Mercury Man Holdings Corporation ("Newco") and that Newco has formed Nectar Merger Corporation ("Merger Sub"). You have further advised us that Newco and Merger Sub will enter into an Agreement and Plan of Merger (the "Merger Agreement") with a company code-named Lily (the "Company") pursuant to which Merger Sub will be merged with and into the Company, with the Company surviving (the "Merger"). You have also advised us that in connection with such transaction, certain existing indebtedness of the Company will be refinanced (the "Refinancing") and related fees and expenses (the "Fee and Expense Payments") will be paid. The Merger, Refinancing, Fee and Expense Payments and other related transactions are collectively referred to herein as the "Acquisition Transaction". The approximate amounts to be expended in connection with the Acquisition Transaction are set forth in the Sources and Uses Table attached hereto as Schedule I. The term "Credit Parties" as used herein refers collectively to the Company, Newco and all subsidiaries of such companies after giving effect to the consummation of the Acquisition Transaction.

        We understand that the total cash proceeds required to consummate the Acquisition Transaction will be approximately $454.6 million, which will be provided by the following: (i) the proceeds of senior secured credit facilities (the "Senior Credit Facilities") of up to $150.0 million in principal amount in the aggregate, comprised of (x) a term loan facility of $100.0 million and (y) a revolving credit facility of $50.0 million, described on the Summary of Terms, Senior Credit Facilities (the "Senior Term Sheet") attached hereto as Annex A (such revolving credit facility to be undrawn at the closing of the Acquisition Transaction), (ii) the proceeds of the issuance by the Company of $150.0 million aggregate principal amount of subordinated debt securities (the "Securities") in a public offering or a Rule 144A private placement or, in the event the Company is unable to issue the full amount of the Securities at or prior to the time of the Acquisition Transaction, the making to the Company of senior subordinated increasing rate bridge loans (the "Bridge Loans") as interim financing to the Securities, described on the Summary of Terms, Bridge Loans (the "Bridge Term Sheet" and, together with the Senior Term Sheet, the "Term Sheets") attached hereto as Annex B, (iii) cash on hand at the Company and (iv) proceeds of the issuance of preferred and common equity (the exact form of such equity, which will include rollover equity, to be mutually agreed upon by you and us) to the Equity Investors (the "Equity Financing") in an amount equal to at least $190.0 million. The Senior Credit Facilities, the Securities, the Bridge Loans and the Equity Financing are collectively referred to herein as the "Financing Transaction" and, together with the Acquisition Transaction, the "Transaction". The approximate amounts of the Financing Transaction are set forth in Schedule I.

        Credit Suisse First Boston ("CSFB" and together with its affiliates, the "CSFB Finance Parties") is pleased to inform you that it, acting through its Cayman Island Branch, or one of its other branches or affiliates, commits to provide $97.5 million of the $150.0 million principal amount of the Bridge Loans, and UBS AG, Cayman Islands Branch ("UBS" and together with its affiliates, the "UBS Finance

Parties") is pleased to inform you that it, or one of its affiliates, commits to provide $52.5 million of the $150.0 million principal amount of the Bridge Loans (the "Bridge Commitments"). In addition, CSFB is pleased to inform you that it, acting through its Cayman Island Branch or one of its other branches, hereby commits to provide $97.5 of the $150.0 million of the Senior Credit Facilities, and UBS is pleased to inform you that it, or one of its affiliates, commits to provide $52.5 million of the Senior Credit Facilities (the "Senior Credit Commitments" and, together with the Bridge Commitments, the "Commitments"). The Commitments of CSFB and UBS are several and not joint. As used herein, the term "Credit Facilities" shall refer, collectively, to the Senior Credit Facilities and the Bridge Loans.

        CSFB and UBS Securities LLC ("UBSS") are willing to act as exclusive advisors, lead arrangers and book managers with respect to the Credit Facilities (the "Joint Lead Arrangers"). Each Joint Lead Arranger confirms its willingness to use its reasonable commercial efforts, in consultation with you, to arrange syndicates of financial institutions and other "accredited investors" (as defined in SEC regulations; each such financial institution and accredited investor, including CSFB and UBS, being a "Lender" and, collectively, the "Lenders") that will, together with CSFB, participate in the Senior Credit Facilities and, if CSFB or UBS so desires, in its sole discretion, the Bridge Loans. CSFB will act as the sole and exclusive administrative agent (the "Administrative Agent") for the Credit Facilities, and UBSS will act as the sole and exclusive syndication agent (the "Syndication Agent") for the Credit Facilities. Each of CSFB, UBS and UBSS, in such respective capacities, will perform the duties and exercise the authority customarily performed and exercised by it in such roles. Our fees for such services are set forth in the accompanying confidential fee letter (the "Fee Letter"). The Commitments of CSFB and UBS to provide the Credit Facilities are subject to the satisfaction of the terms and conditions of this letter and the annexes and schedules hereto, including the Term Sheets (together, the "Commitment Letter").

        The Commitments of CSFB or UBS to provide the Credit Facilities are subject to either CSFB or UBS, as the case may be, not having discovered or otherwise become aware of any information not previously disclosed to us that we reasonably believe to be inconsistent in a material and adverse manner with our understanding, based on the information provided to us prior to the date hereof, of the business, assets, operations, condition (financial and otherwise), debt service capacity, properties, nature of assets, accounting treatment, liabilities (including environmental liabilities) and prospects of the Credit Parties. In addition, the foregoing Commitment and all undertakings and agreements hereunder are expressly subject to (i) there not having occurred any event, change or condition that has had, or could reasonably be expected to have, a material adverse effect on the business, assets, operations, condition (financial or otherwise) or prospects of the Company and its subsidiaries, taken as a whole, since June 30, 2003, (ii) the absence of a material disruption or material adverse change in financial, banking or capital markets generally, or in the market for new issuances of leveraged loans or high yield securities in particular, that, in the judgment of CSFB or UBS, could reasonably be expected to impair the syndication of the Credit Facilities or the placement of the Securities, (iii) the satisfaction of the terms and conditions of this Commitment Letter, the Term Sheets and other provisions set forth on Annex A through Annex C attached hereto and the Fee Letter in a manner reasonably acceptable to us, (iv) the absence of any competing offering, placement or arrangement for any debt security (other than the Securities or the Bridge Loans) or bank financing by or on behalf of any of the Credit Parties and (v) the Joint Lead Arrangers having been afforded a period of at least 30 consecutive days following the launch of the general syndication of the Credit Facilities and immediately prior to the date of the closing of the Senior Credit Facilities (the "Closing Date") to syndicate the Credit Facilities.

        The Joint Lead Arrangers will, in consultation with you, manage all aspects of any syndication of the Senior Credit Facilities or Credit Facilities, as the case may be, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among potential

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Lenders, any titles offered to potential Lenders and the amount and distribution of fees among the Lenders. The parties agree that, in connection with any syndication or other marketing materials with respect to the Credit Facilities, references to CSFB will be on the "left" in customary locations in such materials. You agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation other than as expressly set forth in the Term Sheets and the Fee Letter will be paid in connection with the Credit Facilities unless you and we agree. At the Joint Lead Arrangers' request, you agree actively to assist the Joint Lead Arrangers in completing syndication of the Senior Credit Facilities or Credit Facilities, as the case may be, satisfactory to it. Such assistance shall include (i) your using commercially reasonable efforts to ensure that any syndication efforts benefit materially from the existing lending and investment banking relationships of the Credit Parties, (ii) your using commercially reasonable efforts to cause certain members of the management of the Credit Parties, as well as their consultants and advisors, to be available during regular business hours to answer questions regarding the Credit Facilities, (iii) the Credit Parties providing or causing to be provided to us all information reasonably deemed necessary by us to complete any such syndication and the Credit Parties assisting in the preparation of a confidential informational memorandum to be used in connection with such syndication, (iv) the hosting by the Credit Parties of meetings with prospective Lenders and (v) your using commercially reasonable efforts to obtain from Standard & Poor's Ratings Services ("S&P") and Moody's Investors Service, Inc. ("Moody's") ratings on the Senior Credit Facilities and on the Bridge Loans or the Securities, as the case may be, prior to the launching of any syndication and/or marketing, as the case may be.

        You hereby represent that (i) all information, other than Projections (as defined below), which has been or is hereafter made available to us or the other Lenders by you, any of the Credit Parties or any of your or their representatives in connection with the Transaction (the "Information") has been reviewed by you in connection with the performance of your own due diligence and to the best of your knowledge is or will be, in the case of Information made available after the date hereof, complete and correct in all material respects and does not or will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements were or are made, and (ii) all financial projections concerning the Credit Parties that have been or are hereafter made available to us or the other Lenders by you, any of the Credit Parties or any of your or their representatives in connection with the transactions contemplated hereby (the "Projections") have been or will be, in the case of Projections made available after the date hereof, to the best of your knowledge, prepared in good faith based upon reasonable assumptions (it being understood that the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control and no assurance can be given that any particular projection will be realized). You agree to supplement the Information and the Projections, or cause the Information and the Projections to be supplemented, from time to time until the Closing Date so that the representation and warranty in the preceding sentence is materially correct on the Closing Date. In arranging and syndicating the Credit Facilities, the Joint Lead Arrangers will be using and relying on the Information and the Projections without independent verification thereof. The representations and covenants contained in this paragraph shall remain effective until the Closing Date and thereafter the disclosure representations contained herein shall be superseded by those contained in the definitive financing agreements for the Credit Facilities.

        By your signature below you hereby indemnify and hold harmless each of the Indemnified Parties, as defined in Annex D hereto, and agree to promptly pay all of the fees and expenses, in each case following demand, as set forth in Annex D hereto (with the terms and provisions of such Annex D being incorporated herein by this reference); provided, however, that the obligations to indemnify the Indemnified Parties and to pay such legal fees and expenses contained herein shall remain effective until the Closing Date and thereafter, the indemnification and expense reimbursement obligations contained herein shall be superseded by those contained in such definitive financing agreements for the Credit Facilities. None of the CSFB Finance Parties, the UBS Finance Parties, any Agent (as defined in

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the Senior Term Sheet) or any Lender shall be responsible or liable to any other party or any other person for indirect, punitive, special or consequential damages (as opposed to direct, actual damages) which may be alleged as a result of this Commitment Letter.

        As you know, CSFB, UBS and their respective affiliates may be providing or proposing to provide debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you, your affiliates, the Credit Parties or their respective affiliates may have conflicting interests regarding the Transaction or their other relationships with you and your respective affiliates or the Credit Parties or their respective affiliates in connection with the performance by CSFB, UBS or their respective affiliates of service for such other companies. You acknowledge that neither CSFB nor UBS have any obligation to use any confidential information from such other companies in connection with the Transaction, or to furnish any such confidential information to you or any of your respective affiliates.

        This Commitment Letter and the Fee Letter are intended solely for your benefit and nothing in this Commitment Letter or the Fee Letter, express or implied, shall give any person other than the parties hereto (and the Indemnified Parties), any beneficial or legal right, remedy or claim hereunder. Neither this Commitment Letter nor the Fee Letter is assignable by you, and neither may be relied upon by any other person or entity. Each of CSFB and UBS may assign its Commitment to any of its affiliates or any Lender, subject to the provisions of Annex B. Any assignment to a Lender shall release CSFB or UBS, as the case may be, from the portion of its Commitment so assigned. Any and all obligations of, and services to be provided by, CSFB or UBS, as the case may be, hereunder (including, without limitation, its Commitment) may be performed and any and all rights of CSFB or UBS hereunder may be exercised by or through any of its respective affiliates or branches. Each of this Commitment Letter and the Fee Letter is confidential and shall not be disclosed by any of the parties hereto to any person other than such party's accountants, attorneys and other advisors, and, in the case of CSFB, UBS and the Joint Lead Arrangers, their affiliates and prospective Lenders, purchasers and assignees, and then only on a confidential basis and in connection with the Transaction and the related transactions contemplated herein. Any disclosure to an advisor may be made for the sole purpose of evaluating and advising on the offer of financing made in this Commitment Letter and may not be used by such advisor in formulating any offer of financing by such advisor or an affiliate. Additionally, any of the parties hereto may make such disclosures of this Commitment Letter as are required by regulatory authority, law or judicial process or as may be required or appropriate in response to any summons or subpoena or in connection with any litigation; provided that such party will use its commercially reasonable efforts to notify the other party of any such disclosure prior to making such disclosure. We hereby consent to your disclosure of this Commitment Letter (but not the Fee Letter) on a confidential basis to the Company and its financial and legal advisors for their use in connection with their evaluation of your proposal for the Transaction. Notwithstanding anything else contained herein, each party hereto (and each employee, representative, or other agent of each party hereto) may disclose to any and all persons, without limitation of any kind, the U.S. federal income tax treatment and U.S. federal income tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure. However, no such party shall disclose any information relating to such tax treatment or tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws. For this purpose, the tax treatment of the Transaction is the purported or claimed U.S. federal income tax treatment of the Transaction and the tax structure of the Transaction is any fact that may be relevant to understanding the purported or claimed U.S. federal income tax treatment of the Transaction. If this Commitment Letter and the Fee Letter are not accepted by you as provided for below, you are to immediately return this Commitment Letter and the Fee Letter (and any copies hereof and thereof) to the undersigned or confirm to the undersigned that they have been destroyed.

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        Our offer will terminate on October 7, 2003, unless on or before that date you sign and return an enclosed counterpart of this Commitment Letter and the Fee Letter to CSFB at 2121 Avenue of the Stars, Suite 3000, Los Angeles, California 90067-5014, attention: Jeff Cohen and to UBS at 1999 Avenue of the Stars, Suite 2200, Los Angeles, California, attention: Mike Connolly. The commitments herein provided for will also expire at the earliest of (i) the termination of the Merger Agreement; (ii) the closing of the Acquisition Transaction without the use of the Credit Facilities; or (iii) the close of business on April 15, 2004, if the closing of the Transaction has not occurred by such time; provided, however, that any term or provision hereof to the contrary notwithstanding all of your obligations hereunder in respect of indemnification, confidentiality and fee and expense reimbursement (including, without limitation, all fees payable pursuant to the Fee Letter) shall survive any termination of the commitments pursuant to this paragraph. Before such date, CSFB or UBS may terminate this Commitment Letter if any event occurs or information becomes available that, in its judgment, results or is likely to result in the failure to satisfy any condition precedent set forth or referred to herein or in the Term Sheets or the other Annexes hereto.

        THIS COMMITMENT LETTER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK. Each of the undersigned parties hereby knowingly, voluntarily and intentionally waives any rights it may have to a trial by jury in respect of any litigation based hereon, or arising out of or in connection with, this Commitment Letter and the Fee Letter, and any course of conduct, course of dealing, statements (whether oral or written) or actions of any of the undersigned parties in connection herewith or therewith. The parties hereto submit to the nonexclusive jurisdiction of the Federal and New York State courts located in the City of New York in connection with any dispute related to this Commitment Letter, the Fee Letter or any of the matters contemplated hereby or thereby. This Commitment Letter and the Fee Letter constitute the entire understanding among the parties hereto with respect to the subject matter hereof and replace and supersede all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof. This Commitment Letter may not be amended or waived except by an instrument in writing signed by each party hereto. This Commitment Letter may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of a copy of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

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        We appreciate having been given the opportunity by you to be involved in this Transaction.

Very truly yours,
CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch
By:	/s/ JEFFREY A. COHEN
	Name:	Jeffrey A. Cohen
	Title:	Director
By:	/s/ DOREEN WELCH
	Name:	Doreen Welch
	Title:	Associate
UBS AG, CAYMAN ISLANDS BRANCH
By:	/s/ CHRISTOPHER R. RYAN
	Name:	Christopher R. Ryan
	Title:	Managing Director
By:	/s/ DAVID JUGE
	Name:	David Juge
	Title:	Managing Director
UBS SECURITIES LLC
By:	/s/ CHRISTOPHER R. RYAN
	Name:	Christopher R. Ryan
	Title:	Managing Director
By:	/s/ DAVID JUGE
	Name:	David Juge
	Title:	Managing Director
AGREED AND ACCEPTED this 5th day of October, 2003
MERCURY MAN HOLDINGS CORPORATION
By:	/s/ PETER NOLAN
	Name:	Peter Nolan
	Title:	President

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ANNEX A

SUMMARY OF TERMS
SENIOR CREDIT FACILITIES

        The following summarizes selected terms of certain senior secured credit facilities (the "Senior Credit Facilities") to be utilized in connection with the proposed acquisition of a company code-named Lily ("Lily" or the "Company").

        This Summary of Terms is intended merely as an outline of certain of the material terms of the Senior Credit Facilities. It does not include descriptions of all of the terms, conditions and other provisions that are to be contained in the definitive documentation relating to the Senior Credit Facilities and it is not intended to limit the scope of discussion and negotiation of any matters not inconsistent with the specific matters set forth herein. All terms defined in the commitment letter (the "Commitment Letter") to which this Summary of Terms is attached and not otherwise defined herein shall have the same meanings when used herein.

I.    THE SENIOR CREDIT FACILITIES

Borrower:	Merger Sub, and after consummation of the Merger, the Company.
Guarantors:
Newco and all existing and future subsidiaries of the Borrower (the "Guarantors"); provided, however, that non-U.S. subsidiaries shall only be required to deliver guarantees to the extent it would not result in material increased tax liabilities for the Credit Parties.
Joint Lead Arrangers and Book Managers:	CSFB and UBSS (the "Joint Lead Arrangers").
Administrative Agent for the Lenders:	CSFB (the "Administrative Agent").
Syndication Agent:	UBSS (the "Syndication Agent").
Documentation Agents:
At the Joint Lead Arrangers' option, financial institutions to be identified by the Joint Lead Arrangers that are acceptable to the Borrower and the Joint Lead Arrangers (the "Documentation Agents", and together with the Administrative Agent and the Syndication Agent, the "Agents").
Lenders:	CSFB, UBS and a syndicate of financial institutions and other accredited investors (the "Lenders").
Closing Date:	The date the initial loans are made under the Senior Credit Facilities (not later than April 15, 2004).
Type and Amount:	The Senior Credit Facilities shall consist of the Term Loan Facility, the Revolving Credit Facility and Swingline Facility.

Term Loan Facility. The Term Loan Facility will be made available in a single borrowing on the Closing Date. Once repaid, the loans made under the Term Loan Facility (the "Term Loans") may not be reborrowed

The Term Loans will have a final maturity date of seven years after the Closing Date and be in an original principal amount of up to $100 million. Quarterly amortization will be required in aggregate amounts as follows:
Year	Amount
(% of original principal amount)
1	1.0
2	1.0
3	1.0
4	1.0
5	1.0
6	1.0
7	94.0

Revolving Credit Facility. The Revolving Credit Facility will mature five years after the Closing Date and be in an original principal amount of up to $50.0 million under which revolving loans ("Revolving Loans") may be made and under which letters of credit may be issued up to a sublimit to be agreed upon.

Swingline Facility. A portion of the Revolving Credit Facility in an amount to be agreed upon shall be available for swing line advances (the "Swingline Loans"). Swingline Loans will constitute usage under the Revolving Credit Facility (except for purposes of computing the Commitment Fee, as defined below) and will reduce availability of the Revolving Loans and the letters of credit dollar-for-dollar.
Purpose:
A description of the sources and uses of the funds used to consummate the Transaction is set forth in the Sources and Uses Table annexed as Schedule I hereto. In addition, the Revolving Credit Facility will provide for the working capital requirements and other general corporate purposes of the Credit Parties after the consummation of the Transaction.
Security:
The Senior Credit Facilities will be secured by first priority perfected liens on all existing and after-acquired material domestic property (tangible and intangible) of the Borrower and the Guarantors, including without limitation all accounts receivable, inventory, equipment, intellectual property and other personal property, and all real property, whether owned or leased, and a pledge of the capital stock of, the Borrower and the Guarantors, subject to such customary exceptions as may be agreed upon; provided, however, that no more than 66% of the voting equity interests of non-U.S. subsidiaries will be required to be pledged as security in the event that a pledge of a greater percentage would result in material increased tax liabilities for the Credit Parties.

The foregoing security shall ratably secure the Senior Credit Facilities and any permitted interest rate swap or similar hedging arrangements between the Credit Parties and a Lender or its affiliates under the Senior Credit Facilities.
Negative pledge on all assets of the Credit Parties, subject to customary permitted liens to be agreed upon.

Interest Rates:
All amounts outstanding under the Senior Credit Facilities shall bear interest, at the Borrower's option, at the Base Rate or at the reserve adjusted Eurodollar Rate plus, in each case, an applicable margin as set forth in Schedule II attached hereto.

Swingline Loans shall bear interest at the rate applicable to Revolving Loans which are Base Rate Loans and such outstanding Swingline Loans shall not constitute usage of the Revolving Credit Facility for purposes of calculating the Commitment fee.
Interest Payments:
Quarterly for Base Rate Loans; on the last day of selected interest periods (which shall be 1, 2, 3 and 6 months, at the election of the Borrower) for LIBOR Loans (and at the end of every three months, in the case of interest periods of longer than three months); and upon prepayment, in each case payable in arrears and computed on the basis of a 360-day year.
Letter of Credit Fees:
A letter of credit fee equal to the applicable margin for LIBOR Loans under the Revolving Credit Facility, which shall be shared by all Lenders, and a per annum fronting fee in an amount to be agreed upon by the issuing lender and the Borrower, which shall be retained by the Lender issuing the letter of credit, in each case based upon the applicable percentage multiplied by the amount available from time to time for drawing under such letter of credit and payable quarterly in arrears. Customary drawing and amendment fees will be charged by each issuing Lender.
Commitment Fees:
Commitment fees equal to a percentage per annum determined as set forth on Schedule II times the daily average unused portion of the Revolving Credit Facility shall accrue from the Closing Date and shall be computed on the basis of a 360-day year and payable quarterly in arrears and upon the maturity or termination of the Revolving Credit Facility.
Voluntary Prepayments and Commitment Reductions:
The Senior Credit Facilities may be prepaid in whole or in part without premium or penalty (LIBOR Loans prepayable only on the last days of related interest periods or upon payment of any breakage costs) and the Lenders' commitments relative thereto reduced or terminated upon such notice and in such amounts as may be agreed upon. Voluntary prepayments of the Term Loan Facility shall be applied to the remaining scheduled installments thereof on a pro rata basis.
Mandatory Prepayments and Commitment Reductions:	Subject to certain exceptions to be agreed upon, the Senior Credit Facilities will be prepaid by an amount equal to:
(i) 100% of the net cash proceeds of all material asset dispositions by the Credit Parties, subject to annual exclusionary baskets to be determined;
(ii)
100% of the net cash proceeds of (i) casualty insurance and condemnation awards, unless used to repair, replace or restore assets in respect of which received and (ii) business interruption insurance if an event of default or potential event of default has occurred and is continuing;

(iii)
100% of the net cash proceeds from the issuance of debt by the Credit Parties (other than the net cash proceeds of the Securities, which shall be applied to pay principal, interest and fees on the Bridge Loans and Senior Subordinated Term Loans (as defined in Annex B to the Commitment Letter to which this Annex A is attached) in full prior to any prepayment of the Senior Credit Facilities);
(iv)
50% of the net cash proceeds from the issuance of equity (other than equity purchased by the Equity Investors) (the "Net Equity Securities Proceeds") by the Credit Parties; provided that until the Bridge Loans and Senior Subordinated Term Loans are repaid in full, 100% of net cash proceeds from Net Equity Securities Proceeds shall be applied to pay principal, interest and fees on the Bridge Loans and Senior Subordinated Term Loans in full prior to any prepayment of the Senior Credit Facilities; provided further that, upon repayment of the Bridge Loans and Senior Subordinated Term Loans in full, such percentage shall be reduced to 0% for any fiscal year in which as of the last day of the immediately preceding fiscal year the ratio (the "Leverage Ratio") of consolidated total funded debt of the Borrower and its subsidiaries to consolidated EBITDA (to be defined) of the Borrower and its subsidiaries for the immediately preceding four consecutive fiscal quarters is less than 3.50:1.00; and
(v)
75% of Excess Cash Flow (to be defined) for each fiscal year; provided that, such percentage shall be reduced to 50% for any fiscal year as to which as of the last day of such fiscal year the Leverage Ratio is less than 3.50:1.00 and greater than 2.50:1.00; provided further that, such percentage shall be reduced to 25% for any fiscal year as to which as of the last day of such fiscal year the Leverage Ratio is less than 2.50:1.00.

All such amounts shall be applied first to the prepayment of the Term Loan Facility, second to the prepayment of the Revolving Credit Facility and the reduction of the commitments thereunder and third to cash collateralization of outstanding letters of credit. All such mandatory prepayments of the Term Loan Facility shall be applied to the remaining scheduled installments thereof on a pro rata basis.
Representations and Warranties:
Customary and appropriate for financings of this type (with exceptions and qualifications to be agreed upon), including without limitation due organization and authorization, enforceability, financial condition, no material adverse changes, title to properties, liens, litigation, payment of taxes, compliance with laws and regulations, employee benefit liabilities, environmental liabilities, solvency, inapplicability of Investment Company Act and Public Utility Holding Company Act, perfection and priority of liens securing the Senior Credit Facilities, full disclosure, and the accuracy of all representations and warranties in the Merger Agreement.

Affirmative and Negative Covenants:
Customary and appropriate for financings of this type (and subject to customary exceptions), including without limitation, and with exceptions and baskets to be mutually agreed upon; including (1) limitations on liens or other encumbrances, investments, acquisitions, leases, incurrence of additional debt, sale leasebacks and contingent liabilities, the making of restricted junior payments (dividends, redemptions and payments on subordinated debt, with an exception in all cases for amounts equal to any post-closing insurance proceeds received in respect of the settlement of the FTD.com securities litigation (i) to the extent settlement amounts are paid out of any contribution made by the Equity Investors as described in clause (3) below or (ii) to the extent such post-closing insurance proceeds exceed any amounts paid to settle the FTD.com securities litigation) and other similar distributions, mergers, consolidations and similar combinations, sales of assets or similar transfers, capital expenditures, and transactions with affiliates; (2) maintenance of existence, properties, insurance, rights and privileges, conduct of business, compliance with law, payment of taxes, delivery of financial information and other information, and inspection of books and records; and (3) requirement that any post-closing cash payment of settlement of the FTD.com securities litigation be funded by the Equity Investors through additional equity, debt (other than debt of Borrower), or other securities or payments, each on terms and conditions reasonably satisfactory to the Joint Lead Arrangers, including, with respect to any debt incurred to fund such settlement payment, reasonably satisfactory provisions providing for the subordination of such debt to debt incurred by Newco, if any, in connection with the Transaction, in an amount equal to the amount so paid in excess of amounts paid by insurers at the time of settlement.
Financial Covenants:
Customary and appropriate for financings of this type, including, without limitation, the financial covenants set forth below (all accounting terms to be interpreted, and all accounting determinations and computations to be made, in accordance with generally accepted accounting principles, except as otherwise agreed):
	1.	Minimum fixed charge coverage ratio test.
	2.	Maximum Leverage Ratio test.
	3.	Minimum interest coverage test.
Events of Default:
Customary and appropriate for financings of this type (subject to customary and appropriate grace periods), including without limitation failure to make payments when due, defaults under other material agreements or instruments of indebtedness, noncompliance with covenants, breaches of representations and warranties, bankruptcy, material judgments, invalidity of guaranties, impairment of security interests in collateral and "changes of control" (to be defined).

Conditions to All Borrowings:
In addition to the conditions precedent to the initial funding of the Senior Credit Facilities described in Annex C, the conditions to all borrowings will include requirements relating to prior written notice of borrowing, the accuracy of representations and warranties in all material respects, and the absence of any event of default or potential event of default, and will otherwise be customary and appropriate for financings of this type.
Indemnification:
The Borrower shall indemnify the Joint Lead Arrangers, Agents, each Lender and each of their respective affiliates, directors, officers, agents, attorneys and employees from and against any losses, claims, damages, liabilities and other reasonable expenses in a manner customary for financings of this type.
Assignments/Participations:
The Lenders may assign all or in minimum amounts equal to $1,000,000 any part of their shares of the Senior Credit Facilities to their affiliates, to other Lenders, or to one or more financial institutions that are eligible assignees (to be defined) that are acceptable to the Borrower (unless a default has occurred and is continuing) and the Administrative Agent, such consent not to be unreasonably withheld or delayed. The Lenders will have the right to sell participations, subject to customary limitations on voting rights, in their shares of the Senior Credit Facilities.
Waivers and Amendments:
Amendments and waivers will require the approval of Lenders holding in the aggregate more than 50% of the loans and commitments under the Senior Credit Facilities (with certain amendments and waivers requiring class votes); provided that the consent of each Lender directly affected thereby shall be required for (a) increases in the commitment of such Lender, (b) reductions of principal, interest or fees, (c) extensions of final scheduled maturities or times for payment of interest or fees, (d) releases of all of substantially all the collateral and (e) releases of all or substantially all of the Guarantors.
Taxes, Reserve Requirements and Indemnities:
All payments are to be made free and clear of any present or future taxes (other than franchise taxes and taxes on overall net income), imposts, assessments, withholdings, or other deductions whatsoever. Foreign Lenders shall furnish to the Administrative Agent (for delivery to the Borrower) appropriate certificates or other evidence of exemption from U.S. federal income tax withholding.

The Borrower shall indemnify the Lenders against all increased costs of capital resulting from reserve requirements or otherwise imposed, in each case subject to customary increased costs, capital adequacy and similar provisions.
Governing Law and Jurisdiction:
The Borrower will submit to the non-exclusive jurisdiction and venue of the federal and state courts of the State of New York and will waive any right to trial by jury. New York law shall govern the definitive loan documents.
Joint Lead Arrangers's and Administrative Agent's Counsel:	O'Melveny & Myers LLP.

SCHEDULE I

SOURCES AND USES TABLE
($ in Millions)

        The following sources and uses is for illustrative purposes only.

Sources
Term Loan Facility	$100.0
Revolving Credit Facility (Funded at Close)(1)	0.0
Senior Subordinated Notes—Bridge Loans	150.0
Equity Financing(2)
Senior Preferred Stock	82.3
Junior Preferred Stock	82.3
Common Stock (including $4.0 million of rollover equity)	40.0

Total Sources	$454.6
Uses
Common Equity Purchase Price (including $10.88 million for outstanding options)	$418.3
Existing Debt	3.3
Fees and Expenses	33.0

Total Uses	$454.6

(1)
Total Revolving Credit Facility of $50.0 million.

(2)
Less any cash on hand that the Company used to finance the Acquisition Transaction subject to the requirement that the minimum amount of such cash proceeds of Newco's preferred stock and common stock equal not less than $190.0 million.

A-I

SCHEDULE II

Interest Rate and Commitment Fee Provisions

        A.    Revolving Loans.    Interest rates on amounts outstanding under the Revolving Credit Facility will be based on either reserve adjusted LIBOR or the Base Rate plus margins per annum initially to be determined on the Closing Date by the credit ratings for the Senior Credit Facilities by S&P and Moody's as set forth below. After the Closing Date, the margins will be determined by a pricing grid to be agreed upon based on the Leverage Ratio.

        B.    Term Loans.    Interest rates on amounts outstanding under the Term Loan Facility will be based on either reserve adjusted LIBOR or the Base Rate plus margins per annum to be determined on the Closing Date by the credit ratings for the Senior Credit Facilities as set forth below (such margins will not change after the Closing Date).

	Term Loan Facility		Revolving Loan Facility
Credit Ratings	LIBOR Margin	Base Rate Margin	LIBOR Margin	Base Rate Margin
BB- and Ba3 or higher	3.00%	2.00%	2.75%	1.75%
BB- or Ba3	3.25%	2.25%	3.00%	2.00%
B+ and B1 or lower	3.50%	2.50%	3.25%	2.25%

        C.    Commitment Fee.    The commitment fee on the undrawn portion of the Revolving Credit Facility will be determined by utilization of the facility as follows:

Utilization	Fee
≤33%	0.625%
>33%≤67%	0.50%
>67	0.375%

A-II

ANNEX B

SUMMARY OF TERMS BRIDGE LOANS

        The following summarizes selected terms of certain senior subordinated bridge loans to be utilized in connection with the proposed acquisition of a company code-named Lily (the "Company").

        This Summary of Terms is intended merely as an outline of certain of the material terms of the Bridge Loans. It does not include descriptions of all of the terms, conditions and other provisions that are to be contained in the definitive documentation relating to the Bridge Loans and it is not intended to limit the scope of discussion and negotiation of any matters not inconsistent with the specific matters set forth herein. All terms defined in the commitment letter (the "Commitment Letter") to which this Summary of Terms is attached and not otherwise defined herein shall have the same meanings when used herein.

Borrower:	Merger Sub, and after consummation of the Merger, the Company.
Bridge Loans:
Senior Subordinated Increasing Rate Bridge Loans (the "Bridge Loans"). At the option of the Lenders, the Bridge Loans may be replaced by, or originally made in the form of, notes on identical economic terms.
Uses of Proceeds:	The proceeds of the Bridge Loans will be used by the Borrower to finance in part the Acquisition Transaction as set forth in Schedule I to Annex A.
Principal Amount:	Up to $150,000,000.
Subordination:
The Bridge Loans will constitute senior subordinated indebtedness of the Borrower and will be subordinated to the prior payment in full in cash of all obligations existing under the Senior Credit Facilities.
Guarantees:
Newco and each existing and subsequently acquired or organized subsidiary of the Borrower that is a guarantor of the Senior Credit Facilities will guarantee the Bridge Loans on a senior subordinated basis, with the guarantee of each such guarantor under the Bridge Loans subordinated to all obligations under the Senior Facilities.
Interest Rates:
Interest for the first three month period commencing on the Closing Date shall be payable at the greater of 10% or the London interbank offered rate for U.S. dollars (for a three month interest period) (the "LIBO Rate") plus 900 basis points (the "Initial Rate"). Thereafter, interest shall be payable at the greater of the following as determined at the beginning of each subsequent three month period: (i) the LIBO Rate plus 900 basis points, increasing by an additional 50 basis points at the end of each three month period subsequent to the Closing Date for so long as the Bridge Loans are outstanding and (ii) the interest rate applicable during the prior three month period plus 50 basis points.

Notwithstanding anything to the contrary set forth herein, at no time shall the per annum yield on the Bridge Loans, Senior Subordinated Term Loans (as defined below) or the Exchange Notes (as defined below) exceed 16% per annum (the "Total Cap"). In addition, that portion, if any, of any interest payment representing a per annum yield in excess of 14% per annum (the "Cash Cap") may be paid by capitalizing such excess portion of interest as additional Bridge Loans.

Interest Payments:	Interest on the Bridge Loans will be payable in cash (except as provided above), quarterly in arrears.
Default Rate:	The applicable interest rate plus 2%.

Notwithstanding anything to the contrary set forth herein, in no event shall any cap or limit on the yield or interest rate payable with respect to the Bridge Loans, Senior Subordinated Term Loans or Exchange Notes (including any limit upon the amount of interest payable in cash) affect the payment in cash of any default rate of interest in respect of any Bridge Loans, Senior Subordinated Term Loans or Exchange Notes.
Maturity:
The Bridge Loans will mature on the first anniversary of the Closing Date (the "Maturity Date"). If, on the Maturity Date, any Bridge Loan has not been previously repaid in full and provided no Conversion Default (as defined below) has occurred and is continuing, such Bridge Loan will be automatically converted into a senior subordinated term loan (each a "Senior Subordinated Term Loan") due on the date that is seven years and six months after the Closing Date (the "Extended Maturity Date"). The date on which Bridge Loans are converted into Senior Subordinated Term Loans is referred to as the "Conversion Date". At any time on or after the Conversion Date, at the option of the applicable lender, the Senior Subordinated Term Loans may be exchanged in whole or in part for senior subordinated exchange notes (the "Exchange Notes") having an equal principal amount.

"Conversion Default" means any default under the Bridge Loans Documents (as defined below), any payment default under other material indebtedness, any bankruptcy default or any default under the Fee Letter or any engagement letter between the Borrower and the Investment Bank (as defined below).

The Senior Subordinated Term Loans will be governed by the provisions of the Bridge Loans Documents and will have the same terms as the Bridge Loans except as expressly set forth on Schedule I hereto. The Exchange Notes will be issued pursuant to an indenture that will have the terms set forth on Schedule II hereto.
Conversion Fee:
On the Conversion Date, the Borrower shall pay to the holders of the Bridge Loans a conversion fee (the "Conversion Fee") in an amount equal to 3.00% of the aggregate principal amount of the Bridge Loans outstanding on such date (as determined immediately prior to the conversion of such Bridge Loans to Senior Subordinated Term Loans).

Mandatory Prepayment:
The Bridge Loans shall be prepaid with, subject to certain agreed exceptions, (i) the net proceeds from the issuance of the Securities (as defined below); (ii) the net proceeds from the issuance of any debt or equity securities or other indebtedness by any of the Credit Parties (with such proceeds being applied to repay the Bridge Loans prior to the repayment of loans outstanding under the Senior Credit Facilities); and (iii) the net proceeds from any asset sales (to be defined) by the Credit Parties in excess of the amount required to be paid to the Lenders under the Senior Credit Facilities. The Borrower will also be required to prepay the Bridge Loans following the occurrence of a Change of Control (to be defined) at 101% of the outstanding principal amount thereof.
Optional Prepayment:	The Bridge Loans may be prepaid without penalty, in whole or in part, at par upon not less than 10 days' written notice, at the option of the Borrower at any time.
Securities Offering:
The Borrower and, if determined by the bridge lenders to be advisable, Newco, agree to engage one or more investment banks (collectively, the "Investment Bank") reasonably satisfactory to bridge lenders to publicly sell or privately place securities (the "Securities") that will provide proceeds in an amount sufficient to repay, and will be used to repay, all or any portion of the principal and other amounts then outstanding under the Bridge Loans or Senior Subordinated Term Loans. At any time and from time to time after the Closing Date upon notice by CSFB and UBSS to the Borrower or Newco, as the case may be, (a "Securities Notice"), the Borrower or Newco, as the case may be, shall execute an offering of Securities (a "Securities Offering") upon such terms and conditions as specified in the Securities Notice, it being understood that: (a) the Investment Bank will determine in its reasonable discretion after consultation with the Borrower or Newco, as the case may be, whether the Securities issued in the Securities Offering will be issued through a registered public offering or a private placement; (b) such Securities will have terms, including ranking, interest or dividend rate, yields and redemption prices, that are, in the reasonable judgment of the Investment Bank, advisable to ensure a successful placement of the Securities (provided, however, that the weighted average yield thereof payable in cash shall not exceed the Cash Cap and the aggregate weighted average yield thereof shall not exceed the Total Cap); and (c) other arrangements with respect to such Securities will be customary, taking into account the then prevailing market conditions as determined by the Investment Bank in its reasonable discretion.

Notwithstanding anything to the contrary contained herein, in the event of a failure by the Borrower or Newco, as the case may be, to execute a Securities Offering upon receipt of a Securities Notice, CSFB and UBS shall have the right to increase the interest rate with respect to the Bridge Loans or the Senior Subordinated Term Loans, as the case may be, upon such failure (or any time thereafter) such that the aggregate weighted average yield of all outstanding Bridge Loans, Senior Subordinated Term Loans and any then outstanding Exchange Notes and Securities shall not exceed the Total Cap. The interest rate with respect to the Bridge Loans, Senior Subordinated Term Loans and Exchange Notes following any adjustment pursuant to the preceding sentence shall continue as the applicable interest rate through the maturity of the Bridge Loans, Senior Subordinated Term Loans and Exchange Notes, as the case may be (subject to any increase in the interest rate with respect to any Exchange Note as a result of a Registration Default (as defined below)). In addition, the Conversion Fee, if not previously paid, shall become immediately due and payable upon any such failure to execute a Securities Offering.
Right to Resell Bridge Loans:
Each of CSFB and UBS shall have the absolute and unconditional right to resell or assign the Bridge Loans and the Bridge Commitment held by it in compliance with applicable law to any third party at any time; provided that, prior to the funding of the Bridge Loans, each of CSFB and UBS will hold at least 33 1/3% of its Bridge Commitment.
Representations and Warranties:
The definitive documentation relating to the Bridge Loans (the "Bridge Loans Documents") will contain representations and warranties relating to the Credit Parties that are substantially similar to those in the definitive documentation for the Senior Credit Facilities, with such changes as are necessary or appropriate for the Bridge Loans.
Covenants:
The Bridge Loans Documents will contain covenants relating to the Credit Parties that are substantially similar to those in the definitive documentation for the Senior Credit Facilities, with such changes as are necessary or appropriate for the Bridge Loans (including covenants relating to the refinancing of the Bridge Loans).
Events of Default:
Customary for the type of transactions proposed relating to the Credit Parties (subject to customary and appropriate grace periods), including, but not limited to, nonpayment of principal or interest, violation of covenants, incorrectness of representations and warranties in any material respect, cross default and cross acceleration, bankruptcy, material monetary and non-monetary judgments, ERISA events, actual or asserted invalidity of guarantees or security documents, material misrepresentations in the Bridge Loans Documents, or material breach under any agreement with CSFB, UBS or any of their respective affiliates in connection with any aspect of the Transaction or in the payment of fees to them in connection therewith.

In case an Event of Default shall occur and be continuing, the holders of at least 33 1/3% (a majority when CSFB and UBS, or their affiliates, hold a majority of the aggregate principal amount of the Bridge Loans) in aggregate principal amount of the Bridge Loans then outstanding, by notice in writing to the Borrower, may declare the principal of, and all accrued interest on, all Bridge Loans to be due and payable immediately. If a bankruptcy event of the Borrower occurs, the principal of and accrued interest on the Bridge Loans will be immediately due and payable without any notice, declaration or other act on the part of the holders of the Bridge Loans. An acceleration notice may be annulled and past defaults (except for monetary defaults not yet cured) may be waived by the holders of a majority in aggregate principal amount of the Bridge Loans.
Governing Law:	New York.
Counsel to CSFB:	O'Melveny & Myers LLP.

SCHEDULE I

Senior Subordinated Term Loans

Maturity:	The Senior Subordinated Term Loans will mature on the date that is seven years and six months after the Closing Date.
Interest Rate:
The Senior Subordinated Term Loans will bear interest at an interest rate per annum (the "Senior Subordinated Term Loan Interest Rate") equal to the sum of the Conversion Rate, determined quarterly, plus the Conversion Spread (each determined as set forth below), provided that the Senior Subordinated Term Loan Interest Rate for any such Senior Subordinated Term Loan (i) shall not be less than (A) for the three month period commencing on the Conversion Date, the sum of the interest rate in effect for the Bridge Loan converted into such Senior Subordinated Term Loan on the Conversion Date plus 50 basis points and (B) for each succeeding three month period, the sum of the interest rate for such Senior Subordinated Term Loan applicable during the prior three month period plus 50 basis points and (ii) shall not at any time exceed a rate equal to the Total Cap. To the extent interest payable on the Senior Subordinated Term Loans on any quarterly interest payment date is at a rate that exceeds the Cash Cap, the Borrower shall have the option to pay such excess interest by borrowings of additional Senior Subordinated Term Loans with a principal amount equal to such excess portion of interest. Interest shall be payable on the last day of each fiscal quarter of the Borrower and on the maturity date of the Senior Subordinated Term Loans, in each case payable in arrears and computed on the basis of a 360-day year.
The "Conversion Rate", as determined on the Conversion Date and at the beginning of each subsequent quarterly interest period, means the per annum rate equal to the LIBO Rate plus [ ](1) basis points.

(1)
The spread over the LIBO Rate with respect to any Senior Subordinated Term Loan will be determined so that, on the Conversion Date for such Senior Subordinated Term Loan, the sum of such spread and the LIBO Rate will be equal to the interest rate in effect for the Bridge Loan converted into such Senior Subordinated Term Loan on such Conversion Date.

The "Conversion Spread" will equal, with respect to any Senior Subordinated Term Loan, 0.50% during the three month period commencing on the Conversion Date for such Senior Subordinated Term Loan and shall increase by 0.50% per annum at the beginning of each subsequent three month period.

After the occurrence and during the continuance of an Event of Default, interest shall accrue at a rate equal to the then applicable rate on the Senior Subordinated Term Loans plus 2% per annum and shall be payable on demand.

Schedule B-I-1

SCHEDULE II

Senior Subordinated Exchange Notes

Issue:	The Exchange Notes will be issued under an Indenture qualified under the Trust Indenture Act of 1939, as amended.
Maturity:	The Exchange Notes will mature on the date that is seven years and six months after the Closing Date.
Interest Rate:
The Exchange Notes will bear interest at a fixed rate equal to the interest rate on the Senior Subordinated Term Loan surrendered in exchange for such Exchange Note as of the date of such exchange; provided that any Lender that surrenders Senior Subordinated Term Loans in exchange for Exchange Notes may elect to receive such Exchange Notes in the form of multiple tranches of Exchange Notes (with such tranches bearing different interest rates and having different maturities, ranking and other terms, all as determined by CSFB and UBS), so long as the weighted average yield of such tranches does not exceed the weighted average yield of such surrendered Senior Subordinated Term Loans.
Optional Redemption:
Exchange Notes will be non-callable until the fourth anniversary of the Closing Date. Thereafter, each Exchange Note will be callable at par plus accrued interest plus a premium equal to one half of the coupon on such Exchange Note, which premium shall decline ratably on each yearly anniversary of the Closing Date to zero on the date that is six months prior to the maturity of the Exchange Notes.
Defeasance Provisions:	Customary for publicly traded high yield debt securities.
Modification:	Customary for publicly traded high yield debt securities.

B-II-1

Registration Rights:
The Borrower shall file, within 60 days after each issuance of Exchange Notes with a minimum aggregate principal amount of $10.0 million (the date of each such issuance, an "Issue Date"), and will use its best efforts to cause to become effective, as soon thereafter as practicable, a shelf registration statement with respect to such Exchange Notes so issued (each, a "Shelf Registration Statement"). If a Shelf Registration Statement is filed, the Borrower will keep such Shelf Registration Statement effective and available (subject to customary exceptions) until it is no longer needed to permit unrestricted resales of the Exchange Notes to which such Shelf Registration Statement relates. The Borrower shall cause (i) the Shelf Registration Statement with respect to the Exchange Notes issued on the first Issue Date to be declared effective by the date (the "First Effectiveness Date") that is 150 days from the first Issue Date and (ii) each Shelf Registration Statement with respect to any Exchange Note issued subsequent to the first Issue Date to be declared effective by the date (each, a "Subsequent Effectiveness Date" and, together with the First Effectiveness Date, an "Effectiveness Date") that is 60 days from the date of issue of such Exchange Note, provided that any Subsequent Effectiveness Date shall be extended to 150 days from the date of issue of such Exchange Note to the extent that the Borrower receives written notice that the Shelf Registration Statement to which such Exchange Note relates will be reviewed by the Securities and Exchange Commission. Any failure on the part of the Borrower to cause any Shelf Registration Statement to be declared effective in accordance with the preceding sentence is referred to as a "Registration Default". In the event of a Registration Default with respect to any Exchange Note, the Borrower will pay liquidated damages in the form of increased interest of 0.50% per annum on the principal amount of such Exchange Note to the holder of such Exchange Note, to the extent that such holder is unable to freely transfer such Exchange Note, from and including the applicable Effectiveness Date to but excluding the effective date of the Shelf Registration Statement with respect to such Exchange Note. On the 90th day after the Effectiveness Date with respect to any such Exchange Note, the liquidated damages shall increase by 0.50% per annum and, on each 90-day anniversary of the Effectiveness Date thereafter, shall increase by 0.50% per annum to a maximum increase in interest of 2.00% per annum (such damages to be payable by issuing additional Exchange Notes, if the interest rate thereon exceeds the Cash Cap). The Borrower will also pay such liquidated damages to the holder of an Exchange Note for any period of time (subject to customary exceptions) following the effectiveness of the Shelf Registration Statement with respect to such Exchange Note that such Shelf Registration Statement is not available for sales thereunder. All accrued liquidated damages will be paid on each quarterly interest payment date.
Covenants:	Customary for publicly traded high yield debt securities.
Events of Default:	Customary for publicly traded high yield debt securities.

B-II-2

ANNEX C

CONDITIONS TO CLOSING

        The commitments of CSFB and UBS to make the initial loans under the Senior Credit Facilities and to make the Bridge Loans are subject to the satisfaction of conditions precedent deemed appropriate by CSFB and UBS for financings of this type, including without limitation the following:

Transaction Structure and Documentation:	The structure utilized to consummate the Acquisition Transaction and the definitive documentation relating thereto (the "Definitive Transaction Documents") shall be in form and substance reasonably satisfactory to the Joint Lead Arrangers. Each Joint Lead Arranger acknowledges that it has received and reviewed a draft of the Merger Agreement dated October 3, 2003, and that such agreement and the structure contemplated thereby satisfy the foregoing condition. The Definitive Transaction Documents shall be in full force and effect and in compliance in all material respects with applicable laws and regulations. All aspects of the Acquisition Transaction shall be consummated in accordance with the Definitive Transaction Documents and Schedule I to the Senior Term Sheet and no provision of the Definitive Transaction Documents shall have been amended, supplemented, waived or otherwise modified in any material respect without the prior written consent of the Joint Lead Arrangers (such consent not to be unreasonably withheld).
Corporate Structure, etc.:	The corporate, capital and ownership structure, shareholders' agreements and senior management of the Credit Parties shall be reasonably satisfactory to the Joint Lead Arrangers in all respects.
Credit Facilities Documentation:
The definitive documentation evidencing the Senior Credit Facilities (the "Definitive Senior Financing Documents") shall be prepared by counsel to the Joint Lead Arrangers and shall be in form and substance reasonably satisfactory to the Joint Lead Arrangers and the Lenders and shall have been executed and delivered by the Credit Parties. Such Definitive Senior Financing Documents shall include (i) customary closing documentation, including without limitation legal opinions, officers' certificates, solvency certificate, resolutions, corporate and public records and the like, (ii) such documentation and actions as may be necessary to create a perfected, first priority lien in the collateral described under "Security" in the Senior Term Sheet, subject to customary permitted liens to be agreed upon, and (iii) such other documentation as is customarily delivered in connection with security interests in real property, such as title insurance, environmental reports and, if required by the Joint Lead Arrangers, appraisals, the foregoing to be in form and substance satisfactory to the Joint Lead Arrangers. In the event that the Securities are not issued by the Borrower, the definitive documentation evidencing the Bridge Loans (the "Definitive Bridge Financing Documents"; together with the Definitive Senior Financing Documents, the "Definitive Financing Documents") shall be prepared by counsel to the Joint Lead Arrangers and shall be in form and substance reasonably satisfactory to the Joint Lead Arrangers in all respects.

Credit Facilities:
The Borrower shall have received proceeds of the Senior Credit Facilities in an amount which is not less than the amount set forth therefor on Schedule I to the Senior Term Sheet. The Revolving Credit Facility shall be available but undrawn on the Closing Date. The Senior Credit Facilities shall have the terms substantially as set forth on Annex A. The Borrower shall have received the proceeds of the Bridge Loans or the Securities in an amount which is not less than the amount set forth therefor on Schedule I to the Senior Term Sheet.
Equity Capitalization:
Newco shall have received cash proceeds from the issuance of its preferred stock and common stock to the Equity Investors, management of the Credit Parties and other investors reasonably satisfactory to the Joint Lead Arrangers in amounts which are not less than the amounts set forth therefor on Schedule I to the Senior Term Sheet (less any cash on hand that the Company used to finance the Acquisition Transaction, subject to the requirement that the minimum amount of such cash proceeds of Newco's preferred stock and common stock equal not less than $190.0 million), all of which cash proceeds shall have been contributed as cash common equity to the Borrower and the terms and conditions of such preferred stock and such common stock shall be reasonably satisfactory to the Joint Lead Arrangers. Upon consummation of the Transaction, the Equity Investors shall, directly or indirectly, control Newco.
Existing Debt:
The Refinancing shall have been consummated, all existing debt shall have been repaid in full and all commitments relating thereto shall have been terminated, and all liens or security interests related thereto shall have been terminated or released, in each case on terms reasonably satisfactory to the Joint Lead Arrangers, and no other existing indebtedness of the Credit Parties shall remain outstanding, subject to mutually agreed exceptions.
Prior Marketing of Securities:	The Joint Lead Arrangers shall be satisfied that the Borrower has used its reasonable best efforts to cause the Securities to be issued and sold prior the Closing Date.
Certain Approvals and Agreements:
All material governmental, shareholder and third party approvals necessary in connection with the Transaction and the continuing operations of the business of the Credit Parties shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose materially adverse conditions on the Transaction and no law or regulation shall be applicable which could reasonably be expected to have such effect.
Engagement Letter:
With respect to the Bridge Loans, a letter (the "Engagement Letter") shall have been executed between the Borrower and an investment bank reasonably satisfactory to the Borrower and the Joint Lead Arrangers engaging such investment bank as exclusive underwriter and initial purchaser of the Securities (the "Take-Out Bank").

Fees and Expenses:
All fees and expenses to be paid on or prior to the Closing Date to the Administrative Agent, the Syndication Agent or other Agents, the Joint Lead Arrangers and the Lenders and all fees and expenses to be paid to the Take-Out Bank as set forth in the Fee Letter, the Engagement Letter or otherwise shall have been paid in full.
Financial Statements:
The Joint Lead Arrangers shall have received and be reasonably satisfied with all financial statements of the Credit Parties as reasonably requested by Joint Lead Arrangers (including in contemplation of the marketing of the Securities or the Credit Facilities).
No Material Adverse Change:
There shall not have occurred any event, change or condition that has had, or could reasonably be expected to have, a material adverse effect on the business, assets, operations, condition (financial or otherwise) or prospects of the Company and its Subsidiaries taken as a whole, since June 30, 2003 or in the facts and information as represented to date.
Litigation:
There shall not be pending or threatened any action, suit, investigation, litigation or proceeding in any court or before any arbitrator or governmental instrumentality, other than any action, suit, investigation, litigation or proceeding previously disclosed to the Joint Lead Arrangers, that could reasonably be expected to have a material adverse effect on the Transaction or the Credit Parties.
Financial and Capital Markets:
There shall not have occurred any material disruption or material adverse change in financial, banking or capital markets generally, or in the market for new issuances of leveraged loans or high yield securities in particular, that, in either Joint Lead Arranger's judgment, could reasonably be expected to impair the syndication of the Credit Facilities or the placement of the Securities.
EBITDA:
The Borrower's consolidated pro forma EBITDA for the four-fiscal-quarter period ending on September 30, 2003 (for this purpose, EBITDA means "Internal Reported EBITDA', as reported on a consolidated basis by Company, calculated in a manner consistent to what was shown in management books previously given to the Joint Lead Arrangers) shall not be less than $43.5 million and for the four-fiscal-quarter period ending on December 31, 2003 (if the Closing Date occurs after such date) shall not be less than $45.0 million.
Credit Ratings:	Prior to the launching of any syndication, the Borrower shall have obtained from S&P and Moody's ratings with respect to the Senior Credit Facilities and the Bridge Loans.

Offering of Securities:
With respect to the Bridge Loans, CSFB and UBS shall have received, not later than 30 days prior to the Closing Date, a complete printed preliminary prospectus or preliminary offering memorandum or preliminary private placement memorandum suitable for use in a customary "high-yield road show" relating to the Securities, which contains all financial statements and other data required to be included therein (including all audited financial statements, all unaudited financial statements (which shall have been reviewed by the independent accountants for Newco and the Borrower as provided in Statement on Auditing Standards No. 71 or No. 100, as applicable) and all appropriate pro forma financial statements prepared in accordance with, or reconciled to, generally accepted accounting principles in the United States and prepared in accordance with Regulation S-X under the Securities Act of 1933, as amended), and all other data (including selected financial data) that the Securities and Exchange Commission would require in a registered offering of the Securities or that would be necessary for CSFB and UBS to receive customary "comfort" (including "negative assurance" comfort) from independent accountants in connection with the offering of the Securities.
Patriot Act Compliance:
The Joint Lead Arrangers shall have received all documentation and other information required by bank regulatory authorities under the applicable "know your customer" and anti-money laundering rules and regulations, including without limitation the USA Patriot Act.

ANNEX D

INDEMNIFICATION

        In consideration of the Commitment given by the CSFB Finance Parties and the UBS Finance Parties (collectively, the "Finance Parties") with respect to the Transaction involving the Credit Parties pursuant to the Commitment Letter of which this Annex D is a part, Leonard Green & Partners, L.P. (the "Indemnifying Party") agrees to indemnify and hold harmless each of the Finance Parties, each Agent, each Lender, their respective affiliates, each person, if any, who controls a Finance Party, an Agent or a Lender, or any of their respective affiliates, within the meaning of the Securities Act of 1933, as amended (the "Act"), or the Securities Exchange Act of 1934, as amended (a "Controlling Person"), and the respective partners, agents, employees, officers and directors of each Finance Party, each Agent and each Lender, their respective affiliates, and any such Controlling Person, and their respective successors and assigns (each an "Indemnified Party" and collectively, the "Indemnified Parties"), from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation and as incurred, reasonable costs of investigating, preparing or defending any such claim or action, whether or not any Indemnified Party is a party thereto) arising out of, or in connection with any activities contemplated by, the Commitment or any other services rendered in connection therewith, including, but not limited to, losses, claims, damages, liabilities or expenses arising out of or based upon any untrue statement or any alleged untrue statement of a material fact or any omission or any alleged omission to state a material fact in any of the disclosure or offering or confidential information documents (the "Disclosure Documents") pertaining to any of the transactions or proposed transactions contemplated by the Commitment Letter, including the syndication and funding of the Credit Facilities, excluding information contained in any such document that is supplied by a Finance Party concerning such Finance Party in writing expressly for use in such document; provided that the Indemnifying Party will not be responsible for any claims, liabilities, losses, damages or expenses that are determined by final nonappealable judgment of a court of competent jurisdiction to result solely from the Indemnified Party's gross negligence or willful misconduct. The Indemnifying Party also agrees that (a) no Finance Party shall have liability (except for breach of provisions of the Commitment Letter) for claims, liabilities, damages, losses or expenses, including legal fees, incurred by the Indemnifying Party unless they are determined by final judgment of a court of competent jurisdiction to result solely from such Finance Party's gross negligence, willful misconduct or bad faith and (b) no Finance Party shall in any event have any liability to the Indemnifying Party or to any member of the Credit Parties on any theory of liability for special, indirect, consequential or punitive damages (as opposed to direct, actual damages) arising out of, in connection with, or as a result of, the Commitment Letter.

        In case any action shall be brought against any Indemnified Party with respect to which indemnity may be sought against the Indemnifying Party under this agreement, the Indemnified Party shall promptly notify the Indemnifying Party in writing and the Indemnifying Party shall, if requested by the Indemnified Party or if the Indemnifying Party desires to do so, assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and payment of all reasonable fees and expenses. The failure to so notify the Indemnifying Party shall not affect any obligations the Indemnifying Party may have to the Indemnified Party under the Commitment Letter or otherwise unless (and then only to the extent that) the Indemnifying Party is materially adversely affected by such failure. The Indemnified Party shall have the right to employ separate counsel in such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party, unless: (i) the Indemnifying Party has failed to assume the defense and employ counsel reasonably satisfactory to the Indemnified Party or (ii) the named parties to any such action (including any impleaded parties) include the Indemnified Party and the Indemnifying Party, and the Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the

Indemnifying Party, in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such action or proceeding on behalf of such Indemnified Party; provided, however, that the Indemnifying Party shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be responsible hereunder for the reasonable fees and expenses of more than one such firm of separate counsel, in addition to any local counsel, which counsel shall be designated by the Finance Parties. The Indemnifying Party shall not be liable for any settlement of any such action effected without the written consent of the Indemnifying Party (which shall not be unreasonably withheld) and the Indemnifying Party agrees to indemnify and hold harmless the Indemnified Party from and against any loss or liability by reason of settlement of any action effected with the consent of the Indemnifying Party which shall not be unreasonably withheld (subject to the proviso in the first sentence of the first paragraph of this Annex D). In addition, the Indemnifying Party will not, without the prior written consent of the Finance Parties, settle or compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened action, claim, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not any Indemnified Party is a party thereto) unless such settlement, compromise, consent or termination includes an express unconditional release of the Finance Parties, and the other Indemnified Parties, satisfactory in form and substance to the Finance Parties, from all liability arising out of such action, claim, suit or proceeding.

        If for any reason the foregoing indemnity is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless, then in lieu of indemnifying such Indemnified Party, the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such claims, liabilities, losses, damages, or expenses (i) in such proportion as is appropriate to reflect the relative benefits received by the Indemnifying Party on the one hand and by the Indemnified Party on the other from the Transaction or (ii) if the allocation provided by clause (i) is not permitted under applicable law, in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party on the one hand and the Indemnified Party on the other, but also the relative fault of the Indemnifying Party and the Indemnified Party as well as any other relevant equitable considerations. Notwithstanding the provisions of this Annex D, the aggregate contribution of all Indemnified Parties shall not exceed the amount of fees actually received by the Indemnified Parties in connection with the Transaction. It is hereby further agreed that the relative benefits to the Indemnifying Party on the one hand and the Indemnified Parties on the other with respect to the Transaction shall be deemed to be in the same proportion as (i) the total value of the Transaction bears to (ii) the fees paid to the Indemnified Parties with respect to such Transaction. The relative fault of the Indemnifying Party on the one hand and the Indemnified Parties on the other with respect to the Transaction shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of material fact or the omission or alleged omission to state a material fact related to information supplied by the Indemnifying Party or by the Indemnified Parties and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. No Indemnified Party shall have any liability to the Indemnifying Party or any other person in connection with the services rendered pursuant to the Commitment except for the liability for claims, liabilities, losses or damages finally determined by a court of competent jurisdiction to have resulted from action taken or omitted to be taken by such Indemnified Party in bad faith or to be due to such Indemnified Party's willful misconduct or gross negligence and except to the extent related to a wrongful breach by the Indemnified Party of its obligations under the Commitment Letter and related documents. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

        In addition, the Indemnifying Party shall pay all fees and reasonable and documented costs and expenses and other payments (including but not limited to all out-of-pocket costs and expenses arising in connection with the syndication of the Credit Facilities and any due diligence investigation performed by the Finance Parties, and the reasonable fees and expenses of legal counsel to the Joint Lead Arrangers and the Administrative Agent, including any local or foreign legal counsel) arising in connection with the negotiation, preparation, execution, delivery or administration of the Commitment Letter and the Fee Letter and the Definitive Financing Documents, and the Indemnifying Party shall be obligated to pay such fees, costs, expenses and other payments whether or not such Definitive Financing Documents are executed or delivered, the Transaction is consummated or the Commitment expires or is terminated.

        The indemnity, contribution and expense reimbursement obligations set forth herein (i) shall be in addition to any liability the Indemnifying Party may have to any Indemnified Party at common law or otherwise, (ii) shall survive the termination of the Commitment and (iii) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Indemnified Party.

CONFIDENTIAL

Mercury Man Holdings Corporation
c/o Leonard Green & Partners, L.P.
11111 Santa Monica Boulevard
Suite 2000
Los Angeles, California 90025
Attention: Peter Nolan, John Baumer and Tim Flynn

October 5 2003

$300,000,000 Credit Facilities for Project Lily Fee Letter

Ladies and Gentlemen:

        Reference is made to the commitment letter dated the date hereof (the "Commitment Letter") between Credit Suisse First Boston, acting through its Cayman Islands Branch (together with its affiliates, "CSFB"), UBS AG, Cayman Islands Branch ("UBS"), UBS Securities LLC ("UBSS"), and you. Terms used but not defined in this letter agreement shall have the meanings assigned thereto in the Commitment Letter (including the exhibits and other attachments thereto).

Senior Credit Facilities Fees

        As consideration for the commitments and agreements of CSFB, UBS and UBSS under the Commitment Letter with respect to the Senior Credit Facilities, you agree to pay (or to cause the Borrower to pay) to CSFB and UBS, in each case for its own account, an Underwriting and Arrangement Fee equal to 2.25% of the aggregate amount of the Senior Credit Commitment, 65% of which shall be payable to CSFB and 35% shall be payable to UBS. In connection with the syndication of the Senior Credit Facilities, the Joint Lead Arrangers may, in their discretion, allocate to other Lenders portions of such Underwriting and Arrangement Fee. The Underwriting and Arrangement Fee will be payable in full on the date of the initial funding under the Senior Credit Facilities (the "Closing Date").

        In its capacity as Administrative Agent in respect of the Senior Credit Facilities, CSFB will be paid an annual Administration Fee in the amount of $75,000 for each year of the Senior Credit Facilities. The first payment of such annual Administration Fee will be due on the Closing Date, and each payment of such annual Administration Fee thereafter will be due in advance on each anniversary of the Closing Date prior to the maturity of the Senior Credit Facilities. Such annual Administration Fee shall be in addition to reimbursement of CSFB's reasonable out-of-pocket expenses.

Bridge Facility Fees

        As consideration for commitments of CSFB and UBS (the "Bridge Commitment") and agreements under the Commitment Letter with respect to the Bridge Loans, you agree to pay (or to cause the Borrower to pay) to CSFB and UBS the following:

  (a)
  whether or not any Bridge Loans are made, a commitment fee (the "Bridge Commitment Fee") equal to 1.00% of the amount of the Bridge Commitment; and

  (b)
  if and to the extent the Bridge Loans are made, a takedown fee (the "Takedown Fee") in an amount equal to 1.50% of the principal amount of the Bridge Loans made.

        In connection with the syndication of the Bridge Loans, each of CSFB and UBS may, in its discretion, allocate to other Lenders portions of any fees payable to it in connection therewith. The Bridge Commitment Fee shall be payable upon the Closing Date. The Takedown Fee shall be payable upon the making of any Bridge Loans. 65% of the Bridge Commitment Fee and the Takedown Fee shall be payable to CSFB and 35% of the Bridge Commitment Fee and the Takedown Fee shall be payable to UBS.

Warrants

        You agree that, on the Closing Date, warrants (the "Escrowed Warrants") representing a percentage (as set forth below) of the fully-diluted equity of Newco, after giving effect to the Merger, as determined in accordance with U.S. GAAP, will be placed in an escrow account. The amount of the Escrowed Warrants will be determined by the credit ratings of the Bridge Loans or Securities, as the case may be, on the Closing Date as follows: (i) 5.0%, if such credit ratings are at least B3 from Moody's and B- from S&P; and (ii) 7.5%, if such credit ratings are lower than B3 from Moody's or B- from S&P plus, in each case 0.5%, if the pro forma Leverage Ratio (to be calculated utilizing Adjusted EBITDA for the most recent four fiscal quarter period for which financial statements are available, subject to adjustment as described below), giving effect to the Transaction, to be calculated immediately prior to commencement of primary syndication of the Credit Facilities (the "Pro Forma Leverage Ratio"), is greater than or equal to 5.10:1.00. The Escrowed Warrants will be held, undated, in escrow by an affiliate of CSFB from the Closing Date. Solely for purposes of the Pro Forma Leverage Ratio as used in this letter, Adjusted EBITDA means the sum of Internal EBITDA plus the following adjustments to be agreed upon: (i) any public company costs reasonably expected to be eliminated or reduced during such period as a result of the Transaction, including but not limited to, eliminations or reductions in (a) insurance premiums, (b) investor relations overhead, (c) costs associated with periodic reports, proxy filings and mailings, (d) costs associated with compliance with the Sarbanes-Oxley Act of 2002, and (e) legal fees; plus (ii) an amount equal to one half of the operating profit attributed to the Floral Selection Guide in fiscal year 2003; plus (iii) other overhead reductions reasonably expected after the Closing Date, including without limitation the salary and bonus paid to Michael Soenen (COO) in fiscal year 2003; less (iv) any recurring management fee payable in cash to Leonard Green & Partners, L.P. or its affiliates.

        The Escrowed Warrants will be exercisable at a price equal to $0.01 per share for a period of ten years from the date such Escrowed Warrants are released from escrow and will have customary anti-dilution provisions, tag along rights and demand and "piggy-back" registration rights. Notwithstanding the foregoing, if the issuance of the Escrowed Warrants would cause material adverse tax consequences to Newco, the parties hereto agree to negotiate in good faith to restructure the Escrowed Warrants in a manner that will mitigate such adverse tax consequences but also provide a holder of the Escrowed Warrants equivalent economic benefit.

        Escrowed Warrants not released from escrow as described below will be released from escrow in connection with any issuance and sale of securities (including securities of Newco) that refinance Bridge Loans and/or Senior Subordinated Term Loans that are outstanding, in each case if the managing underwriter for the offering of such securities notifies CSFB and UBS that such warrants will be sold as part of that offering; provided that, without consent of the Borrower, in connection with (1) any such issuance and sale during the period commencing on the Closing Date and ending on the 45th day after the Closing Date, only up to 50% of the Escrowed Warrants will be released, and (2) any such issuance and sale during the period commencing on the 46th day after the Closing Date and ending on the 90th day after the Closing Date, only up to 75% of the Escrowed Warrants will be released.

        If the refinancing of 100% of the Bridge Loans and/or Senior Subordinated Term Loans and/or Exchange Notes is not completed within one year following the Closing Date, the holders of the Senior Subordinated Term Loans or Exchange Notes shall be entitled to retain, pro rata in accordance with the principal amount of the Senior Subordinated Term Loans or Exchange Notes held by each such holder, a percentage of the Escrowed Warrants initially held in escrow, such percentage to be equal to the percentage set forth in Column B below, by reference to the period of time following the Closing

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Date set forth in Column A below that any Senior Subordinated Term Loans or Exchange Notes remain outstanding.

A (Months after Closing Date)	B (Percentage)
15	25%
18	25%
21	25%
24	25%

        All warrants held in escrow that have been earned pursuant to the foregoing "earn-in" provision will also be subject to release to facilitate a sale of securities if the holders of the Senior Subordinated Term Loans and/or Exchange Notes so direct, but only if there are not a sufficient number of Warrants remaining "unearned" in the escrow account.

        Notwithstanding anything to the contrary contained herein, in the event of a failure by the Borrower or Newco, as applicable, to execute a Securities Offering upon receipt of a Securities Notice, all warrants held in escrow that have not yet been earned pursuant to the foregoing "earn-in" provision will be subject to release.

        Any Escrowed Warrants to which none of the holders of the Bridge Loans, Senior Subordinated Term Loans or Exchange Notes is, or may become, entitled as set forth above shall be returned to the Borrower or Newco, as applicable, for cancellation.

General

        You also agree to pay (or to cause the Borrower to pay) to each of CSFB and UBS a ticking fee equal to 0.50% per annum of its respective commitment under the Commitment (calculated on the basis of the actual number of days elapsed in a 360-day year), beginning to accrue upon your acceptance of the Commitment Letter and payable on the Closing Date.

        You agree that, once paid, the fees or any part thereof payable hereunder and under the Commitment Letter and the Term Sheets will not be refundable under any circumstances. All fees payable hereunder and under the Commitment Letter and the Term Sheets will be paid in immediately available funds.

        You also agree that, if you determine to proceed within one year from the date hereof, in lieu of the Merger, with any similar transaction in which you will acquire, directly or indirectly, all or any substantial portion of the capital stock or assets of the Company (any such transaction, an "Alternate Transaction"), you will appoint CSFB as sole and exclusive administrative agent and CSFB and UBS Securities joint lead arrangers and bookrunning managers (on terms acceptable to CSFB, UBS Securities and you) for any bank financing relating to such Alternate Transaction unless, in the case of CSFB, neither CSFB nor any of its affiliates, and, in the case of UBS, neither UBS nor any of its affiliates commits to provide (on terms acceptable to CSFB, UBS and you) such bank financing. If, in connection with the consummation of the Merger or any Alternate Transaction, another financial institution provides bank financing in lieu of the Credit Facilities (notwithstanding a willingness on the part of either CSFB or UBS or both to provide the Credit Facilities), you agree to pay to CSFB and/or UBS an amount equal to the sum of the Underwriting and Arrangement Fee, the Bridge Commitment Fee and the Takedown Fee described above immediately upon the consummation of the Merger or such Alternate Transaction. Of such payment, 65% shall be payable to CSFB and 35% shall be payable to UBS unless only one such institution is willing to provide the Credit Facilities, in which case such payment shall be paid entirely to such institution.

        You further agree that if the Merger shall not be consummated and you or any of your affiliates shall receive any compensation in the nature of a break-up or similar payment, you will promptly pay

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to CSFB and UBS 20% of the amount of such compensation (net of your actual out-of-pocket costs relating to the Transaction). Notwithstanding anything herein or in the Commitment Letter to the contrary, any such payment to CSFB and UBS pursuant to the provisions of this paragraph shall constitute full and complete payment of all fees and expenses (other than payments in respect of indemnification pursuant to Annex D of the Commitment Letter) payable by you pursuant to this Fee Letter and the Commitment Letter. Of such payment, after payment of out-of-pocket expenses of CSFB and UBS, 65% shall be payable to CSFB and 35% shall be payable to UBS.

        The Joint Lead Arrangers shall be entitled, after consultation with you, to change the amount (including, without limitation, by allocating amounts between or among the Senior Credit Facilities and the Bridge Loans, and/or by substituting other debt or mezzanine securities of the Borrower or Newco for a portion of the Credit Facilities, exclusive, in each case, of the Revolving Credit Facility and subject, in each case, to the proviso to this sentence), pricing, yield, terms and structure of the Credit Facilities if the Joint Lead Arrangers determine that such changes are advisable in order to ensure a successful syndication of the Credit Facilities; provided that (a) subject to the provisions of the next succeeding paragraph, the aggregate amount of the Credit Facilities, when combined with the Equity Financing, remains sufficient to consummate the Transaction, (b) the weighted average interest rate spread applicable to borrowings under the Senior Credit Facilities shall not be increased by more than 0.75% per annum, if the ratings on the Senior Credit Facilities from S&P and Moody's on the Closing Date are at least BB- and Ba3, and by more than 1.00% per annum, if such ratings are lower than BB- and Ba3, and (c) the Joint Lead Arrangers shall be entitled to reallocate amounts (i) from the Term Loan Facility to the Bridge Loans, (ii) from the Bridge Loans to the Term Loan Facility, (iii) from the Bridge Loans to other unsecured obligations of the Borrower and (iv) from the Bridge Loans or the Term Loan Facility, in the sole discretion of the Joint Lead Arrangers, to other debt or mezzanine securities of Newco ("Parent Mezzanine"), in each of cases (i) through (iv), up to $50,000,000; provided, that if the credit ratings of the Bridge Loans or Securities, as the case may be, are at least B-from S&P and B3 from Moody's, the amounts that can be reallocated to Parent Mezzanine shall not exceed $25,000,000. Any securities reallocated as provided above and purchased by you may, in the Joint Lead Arrangers' discretion, rank junior to or pari passu with other reallocated amounts. The net proceeds of any Parent Mezzanine shall be contributed to the Borrower as a common equity contribution. Any Parent Mezzanine, taken together with any Bridge Loans, shall be subject to the same weighted average interest rate caps as the Bridge Loans and the holders of the Parent Mezzanine may, in the Joint Lead Arrangers' discretion and on terms satisfactory to the Joint Lead Arrangers, be entitled to retain a percentage of the Escrowed Warrants initially held in escrow. All or any portion of the increased interest rates permitted under the first sentence of this paragraph pertaining to the Senior Credit Facilities may, at the election of the Joint Lead Arrangers, take the form of original issue discount ("OID") or fees (which for purposes of this paragraph shall be deemed to constitute like amounts of OID), with OID being equated to such interest rates based on an assumed four-year life to maturity (e.g., an incremental 0.25% of increased interest rates shall equal 1.00% of OID or fees). If, by reason of the foregoing sentence, a portion of the Term Loan Facility consists of OID or is used to pay fees referred to in such sentence, resulting in a shortfall of amounts necessary to consummate the Transaction, the amount of such shortfall may be funded by a borrowing under the Revolving Credit Facility.

        The aggregate amount of the Credit Facilities are subject to the requirement that the Pro Forma Leverage Ratio be no greater than 5.25:1.00 and the amount of any reduction in the Credit Facilities necessary for such ratio to be met shall be provided from sources other than the Credit Facilities.

        You agree that you will not disclose this Fee Letter or the contents hereof other than as permitted by the Commitment Letter.

        Notwithstanding anything herein to the contrary, any party subject to confidentiality obligations hereunder or under any other related document (and any employee, representative or other agent of

4

such party) may disclose to any and all persons, without limitation of any kind, such party's U.S. federal income tax treatment and the U.S. federal income tax structure of the transactions contemplated hereby relating to such party and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. For this purpose, the tax treatment of the Transaction is the purported or claimed U.S. federal income tax treatment of the Transaction and the tax structure of the Transaction is any fact that may be relevant to understanding the purported or claimed U.S. federal income tax treatment of the Transaction. However, no such party shall disclose any information relating to such tax treatment or tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws.

        It is understood that this Fee Letter shall not constitute or give rise to any obligation on the part of CSFB, UBS or UBS Securities to provide any financing; such an obligation will arise only under the Commitment Letter if accepted in accordance with its terms. This Fee Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the parties hereto. THIS FEE LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. This Fee Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Fee Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Fee Letter.

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        If the foregoing correctly sets forth our understanding, please indicate your acceptance of the terms hereof by returning to us an executed counterpart hereof, whereupon this Fee Letter shall become a binding agreement between us.

Very truly yours,
CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch
By:	/s/ JEFFREY A. COHEN
	Name:	Jeffrey A. Cohen
	Title:	Director
By:	/s/ DOREEN WELCH
	Name:	Doreen Welch
	Title:	Associate
UBS AG, CAYMAN ISLANDS BRANCH
By:	/s/ CHRISTOPHER R. RYAN
	Name:	Christopher R. Ryan
	Title:	Managing Director
By:	/s/ DAVID JUGE
	Name:	David Juge
	Title:	Managing Director
UBS SECURITIES LLC
By:	/s/ CHRISTOPHER R. RYAN
	Name:	Christopher R. Ryan
	Title:	Managing Director
By:	/s/ DAVID JUGE
	Name:	David Juge
	Title:	Managing Director
ACCEPTED AND AGREED to as of the date first above written:
MERCURY MAN HOLDINGS CORPORATION
By:	/s/ PETER NOLAN
	Name:	Peter Nolan
	Title:	President

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QuickLinks

  Exhibit (b)
CONFIDENTIAL
ANNEX A SUMMARY OF TERMS SENIOR CREDIT FACILITIES
SCHEDULE I SOURCES AND USES TABLE ($ in Millions)
SCHEDULE II Interest Rate and Commitment Fee Provisions
ANNEX B SUMMARY OF TERMS BRIDGE LOANS
SCHEDULE I Senior Subordinated Term Loans
SCHEDULE II Senior Subordinated Exchange Notes
ANNEX C CONDITIONS TO CLOSING
ANNEX D INDEMNIFICATION
  CONFIDENTIAL